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Ultimus Managers Trust
225 Pictoria Drive
Suite 450
Cincinnati, Ohio 45246

________, 2017

Ladies and Gentlemen:

As counsel to the Ultimus Managers Trust, an Ohio statutory trust (“Acquiring Trust”), on behalf of the Kempner Multi-Cap Deep Value Equity Fund, a segregated portfolio of assets (“series”) of Acquiring Trust (“Acquiring Fund”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization, dated as of January 25, 2017 (the “Agreement”), by and between Acquiring Trust, on behalf of itself and Acquiring Fund, and The Advisors’ Inner Circle Fund II (“Target Trust”), on behalf of itself and the Frost Kempner Multi-Cap Deep Equity Fund, a series of Target Trust (“Target Fund”). Acquiring Fund is newly formed and has had no operations to date.

The following transactions (referred to collectively herein as the “Reorganization”) are contemplated under the Agreement: (i) Target Trust will transfer all of Target Fund’s assets to Acquiring Fund solely in exchange for a number of shares of Acquiring Fund (“Acquiring Shares”) corresponding to the number and class of shares of Target Fund outstanding immediately prior to the consummation of the transactions contemplated by the Agreement and the assumption by Acquiring Fund of the liabilities of Target Fund; and (ii) Target Fund will distribute the Acquiring Shares received in step (i) to the shareholders in complete liquidation thereof such that each Target Fund shareholder will receive shares of Acquiring Fund corresponding to the number and class of shares of Target Fund held by such shareholder immediately prior to the consummation of the transactions contemplated by the Agreement.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have relied on the following representations:

(a) Each of Target Trust and Acquiring Trust is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

ATLANTA  AUGUSTA  CHARLOTTE  DENVER  LOS ANGELES  ACQUIRING YORK  RALEIGH  SAN DIEGO  SAN FRANCISCO
SEATTLE  SHANGHAI  SILICON VALLEY  STOCKHOLM  TOKYO  WALNUT CREEK  WASHINGTON  WINSTON-SALEM

Ultimus Managers Trust
______________, 2017

(b) Acquiring Fund is a separate series of Acquiring Trust, and is treated as a separate corporation for federal income tax purposes pursuant to section 851(g).

(c) Target Fund is a series of Target Trust and is treated as a separate corporation for federal income tax purposes pursuant to section 851(g).

(d) Target Fund has met the requirements of subchapter M of the Code for treatment as a “regulated investment company” within the meaning of sections 851 and 852 (“RIC”) in respect of each taxable year since the commencement of its operations, and will continue to meet such requirements at all times through the Closing Date. Acquiring Fund intends to (i) elect to be taxed as a RIC for its taxable year in which the Reorganization occurs; and (ii) continue to meet the requirements as of subchapter M of the Code for treatment as a RIC after the closing of the Reorganization. Target Fund intends to continue to qualify as a RIC after the closing of the Reorganization until its dissolution and liquidation shortly thereafter.

(e) Each shareholder of Target Fund will receive in the Reorganization a number and class of Acquiring Shares in exchange for the corresponding number and class of shares of Target Fund held by such shareholder immediately prior to the consummation of the transactions contemplated by the Agreement.

(f) The fair market value of the shares of Acquiring Fund received by each shareholder of Target Fund will be equal to the fair market value of the shares of Target Fund surrendered in exchange therefor.

(g) Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Reorganization. For purposes of this representation, amounts used by Target Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of Target Fund’s business as an open end investment company pursuant to Section 22(e) of the 1940 Act) made by Target Fund immediately before the Reorganization will be included as assets of Target Fund held immediately prior to the Reorganization.

(h) Acquiring Fund does not have any plan or intention to reacquire any of its shares issued in the Reorganization, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.

(i) Following the Reorganization, Acquiring Fund will continue the historic business of Target Fund in a substantially unchanged manner.

(j) The liabilities of Target Fund assumed by Acquiring Fund, and any liabilities to which the transferred assets of Target Fund are subject, were incurred by Target Fund in the ordinary course of its business.

(k) Acquiring Fund, Target Fund and the shareholders of Target Fund will pay their respective expenses, if any, incurred in connection with the Reorganization. Any expenses of Target Fund that are paid or assumed by an investment advisor to Target Fund or by an investment advisor to Acquiring Fund will be solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

Ultimus Managers Trust
______________, 2017

(l) Immediately prior to the transfer of assets by Target Fund to Acquiring Fund in the Reorganization: (A) Acquiring Fund owned no assets other than a nominal amount of assets to facilitate its organization; and (B) Acquiring Fund had no federal income tax attributes (including those specified in Section 381(c)), other than tax attributes related to any assets that are owned by Acquiring Fund in conformance with clause (A).

(m) The ownership of Acquiring Fund immediately after its receipt of the assets transferred from Target Fund and the distribution of the voting shares of Acquiring Fund to the shareholders of Target Fund in the Reorganization will be the same as the ownership of Target Fund immediately before such transfer.

(n) There is no intercorporate indebtedness existing between Target Fund and Acquiring Fund that was issued, acquired or will be settled at a discount.

(o) Target Fund has qualified, and each of Target Fund and Acquiring Fund will qualify at the time of the Reorganization, as a “regulated investment company” within the meaning of sections 368(a)(2)(F) and 851.

(p) The fair market value of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities of Target Fund assumed by
Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(q) During the five-year period ending on the date of the Reorganization, Acquiring Fund has not owned, directly or indirectly, any shares of Target Fund.

(r) Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(s) During the five-year period ending on the date of the Reorganization: (i) neither Acquiring Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations) to Acquiring Fund has acquired Target Fund’s shares with consideration other than shares of Acquiring Fund; (ii) neither Target Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations but without regard to Section 1.368-1(e)(4)(i)(A) of the Treasury Regulations) to Target Fund has acquired shares of Target Fund with consideration other than shares of Acquiring Fund or shares of Target Fund, except for redemptions by Target Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and (iii) no distributions have been made with respect to Target Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to Target Fund’s historic dividend paying practice), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 as required for Target Fund’s tax treatment as a RIC.

Ultimus Managers Trust
______________, 2017

(t) The aggregate value of the acquisitions, redemptions and distributions described in paragraphs (s) and (t) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target Fund on the date of the Reorganization.

(u) No cash will be distributed in lieu of fractional shares in the Reorganization.

(v) The total adjusted basis of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities of Target Fund to be assumed by Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(w) At the time of the Reorganization, no options, warrants or rights are outstanding with respect to the shares of Target Fund. No options, warrants or rights with respect to the shares of Target Fund have been or will be redeemed in connection with the Reorganization.

(x) Target Fund is and has always qualified as RIC and Target Fund has not engaged any built-in gain transactions (as described in Notice 88-19, 1988-1 C.B. 486 or the Treasury Regulations sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7).

(y) Immediately following consummation of the Reorganization, (1) the Shareholders will own all the Acquiring Fund shares and will own those shares solely by reason of their ownership of Target Fund shares immediately before the Reorganization and (2) the Acquiring Fund will hold the same assets -- except for assets, if any, used to pay any Funds’ expenses incurred in connection with the Reorganization -- and be subject to the same liabilities that the Target Fund held or was subject to immediately before the Reorganization, plus any liabilities for those expenses; and those excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) that Target Fund makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Proxy Statement and Prospectus filed on the date hereof by Acquiring Trust with the Securities and Exchange Commission with respect to the Reorganization (the “Proxy Statement”), the Agreement, and such other documents concerning the Reorganization as we have deemed necessary. We have assumed for all purposes that the Reorganization will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Reorganization.

Ultimus Managers Trust
______________, 2017

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1) The transaction contemplated by this Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2) Under Sections 361 and 357 of the Code, the Target Fund will not recognize gain or loss upon (i) the transfer of all its assets to the Acquiring Fund solely in exchange for Acquisition Shares and the assumption by the Acquiring Fund of liabilities of the Target Fund and (ii) the distribution of the Acquisition Shares by the Target Fund to its shareholders in liquidation;

(3) Under Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon receipt of the assets of the Target Fund solely in exchange for the Acquisition Shares and the assumption by the Acquiring Fund of all liabilities and obligations of the Target Fund;

(4) Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Target Fund transferred to the Acquiring Fund will be the same as the Target Fund’s tax basis of such assets immediately prior to the transfer;

(5) Under Section 1223(2) of the Code, the Acquiring Fund’s holding periods for the assets received from the Target Fund will include the periods during which such assets were held or treated for federal income tax purposes as being held by the Target Fund;

(6) Under Section 354 of the Code, the Target Fund’s shareholders will not recognize gain or loss upon the exchange of all of their shares of the Target Fund for the Acquisition Shares (including fractional shares to which they may be entitled);

(7) Under Section 358 of the Code, the aggregate tax basis of Acquisition Shares (including fractional shares to which they may be entitled) received by a shareholder of the Target Fund will be the same as the aggregate tax basis of the Target Fund’s shares exchanged therefor;

Ultimus Managers Trust
______________, 2017

(8) Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquisition Shares (including fractional shares to which they may be entitled) received will be determined by including the shareholder’s holding period for the Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets on the date of the exchange;

(9) The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder; and

(10) The consummation of the transaction contemplated by this Agreement will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Closing Date and the part of the taxable year of the Acquiring Fund after the Closing Date will constitute a single taxable year of the Acquiring Fund.

The opinion expressed herein is for the exclusive benefit of Target Trust, Target Fund, Acquiring Trust, Acquiring Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion. Notwithstanding paragraphs (2) and (4) above, we express no opinion as to the effect of the Reorganization on the Target Fund, or any Shareholder, with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP